Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 of Stone Energy Corporation for the registration of 11,317,057 shares of its common stock and in the related joint proxy statement and to the incorporation by reference therein of our reports dated February 28, 2008, with respect to the consolidated financial statements of Bois d’ Arc Energy, Inc. and the effectiveness of internal control over financial reporting of Bois d’Arc Energy, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/Ernst & Young LLP
Dallas, Texas
June 3, 2008